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                                                                    Exhibit 99.1

                                                        2320 NW 66/TH/ COURT
                                                        GAINESVILLE, FL 32653
                                                        PHONE 352-377-1140
                                                        FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

              Exactech Q1 Net Income Up 31% To $1.6 Million Or $.14
                   Per Share. Revenue Up 31% To $18 Million.

     Gainesville, FL, April 23, 2003 -- Exactech, Inc. (Nasdaq: EXAC) announced today net income of $1.6 million or diluted earnings per share of $.14 for the first quarter of 2003, an increase of 31% over net income of $1.2 million or diluted earnings per share of $.11 in the first quarter of 2002. Revenue in the first quarter increased 31% to $18.0 million from $13.8 million in the first quarter of 2002.

     Exactech Chairman and CEO Bill Petty said, "We reported another quarter of healthy improvements in revenue and net income boosted by strong international knee sales and a substantial improvement in our tissue services activities. Sales of our knee implant product lines increased 27% to $10.6 million for the quarter compared with $8.4 million in the comparable quarter of 2002. Hip product sales grew 19% to $3.7 million up from $3.1 million in the first quarter of 2002. Revenue from tissue services rose 53% to $2.2 million, up from $1.5 million a year earlier.

     "U.S. sales grew 25% to $14.3 million from $11.4 million in the comparable quarter in 2002 while international sales rose 59% to $3.7 million during the quarter from $2.3 million in the first quarter of 2002. The strong increase in international sales primarily resulted from unit knee growth in existing markets and was boosted by stocking activity to support this growth. International sales during the quarter represented 21% of total sales compared with 17% in the comparable quarter of 2002."

     Chief Financial Officer Jody Phillips said, "We had significant improvement in our gross margin to 68% compared to 65% in the prior comparable quarter. Operating expenses increased as a percentage of sales to 55% in the current quarter, compared to 50% in the same quarter of 2002, attributable in part to increased product liability and insurance costs as well as increased spending on infrastructure to support existing and future growth. Sales and marketing expenses increased 40% to $5.4 million for the quarter largely due to variable selling expenses incurred as a result of our strong top line growth. R&D spending was up 58% to $1.0 million as we continued to invest in the development of new products to help drive future growth. Our product development pipeline provides us with continued optimism about the long term future of our business."

     Exactech currently anticipates revenue for the year 2003 of $69 million to $75 million. The company anticipates diluted earnings per share for the year 2003 in the range of $.56 to $.59. For the second quarter ending June 30, 2003, the company targets revenue in the range of $16.5 million to $18.5 million and diluted earnings per share in the range of $0.13 to $0.14. The foregoing statements regarding targets for the quarter and the year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

                                     -more-

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                                                                  Exactech, Inc.
                                                                          Page 2

     Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 20 countries in Europe, Asia, Australia and Latin America.

     A copy of the financial statements is attached.

     The company has scheduled a conference call on April 24 at 11:00 am EDT. To participate in this call, please telephone (800) 340-5256 any time after 10:55 a.m. on April 24/th/. International callers should dial (706) 634-1142. A live and archived webcast will be available at http://www.firstcallevents.com/service/ajwz379117898gf12.html.

     An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm

     Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com Investors may also contact Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com

This release contains various forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company , market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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                                 EXACTECH, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                         March 31,            December 31,
ASSETS                                                     2003                  2002
                                                     ----------------      ----------------
     CURRENT ASSETS:
         Cash and cash equivalents                     $        3,453          $     3,651
         Trade receivables, net of allowance
            of $644 and $602                                   14,128               12,686
         Prepaid expenses and other assets, net                 1,605                  750
         Inventories                                           20,363               20,038
         Deferred tax assets                                      407                  364
                                                     ----------------      ---------------
                Total current assets                           39,956               37,489

     PROPERTY AND EQUIPMENT:
         Land                                                     865                  865
         Machinery and equipment                                7,846                7,389
         Surgical instruments                                  13,414               13,262
         Furniture and fixtures                                 1,079                  820
         Facilities                                             3,597                3,597
         Facilities expansion in progress                       2,943                1,743
                                                     ----------------      ---------------
                Total property and equipment                   29,744               27,676
         Accumulated depreciation                             (10,502)              (9,826)
                                                     ----------------      ---------------
                Net property and equipment                     19,242               17,850

     OTHER ASSETS:
         Product licenses and designs, net                        352                  363
         Deferred financing costs, net                            140                  164
         Investment in joint venture                               76                   86
         Advances and deposits                                      7                    7
         Patents and trademarks, net                            1,338                  807
                                                     ----------------      ---------------
                Total other assets                              1,913                1,427
                                                     ----------------      ---------------
TOTAL ASSETS                                           $       61,111          $    56,766
                                                     ================      ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
     CURRENT LIABILITIES:
         Accounts payable                              $        4,091          $     3,758
         Income taxes payable                                     612                  343
         Current portion of long-term debt                        353                  353
         Commissions payable                                    1,245                1,150
         Royalties payable                                        650                  491
         Other liabilities                                        943                  450
                                                     ----------------      ---------------
                Total current liabilities                       7,894                6,545

     LONG-TERM LIABILITIES:
         Deferred tax liabilities                               2,234                1,882
         Long-term debt, net of current portion                 5,104                4,313
                                                     ----------------      ---------------
                Total long-term liabilities                     7,338                6,195
                                                     ----------------      ---------------
                Total liabilities                              15,232               12,740
                                                     ----------------      ---------------

     SHAREHOLDERS' EQUITY:
         Common stock                                             110                  109
         Additional paid-in capital                            20,644               20,370
         Retained earnings                                     25,125               23,547
                                                     ----------------      ---------------
                Total shareholders' equity                     45,879               44,026
                                                     ----------------      ---------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $       61,111          $    56,766
                                                     ================      ===============

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                                 EXACTECH, INC.
                         CONDENSED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Month Periods
                                                                Ended March 31,
                                                          2003                 2002
                                                     --------------       -------------
    NET SALES                                          $     18,007         $    13,755

    COST OF GOODS SOLD                                        5,840               4,889
                                                     --------------       -------------

               Gross profit                                  12,167               8,866

    OPERATING EXPENSES:
        Sales and marketing                                   5,438               3,889
        General and administrative                            2,052               1,142
        Research and development                              1,025                 647
        Depreciation and amortization                           787                 727
        Royalties                                               640                 529
                                                     --------------       -------------

               Total operating expenses                       9,942               6,934
                                                     --------------       -------------

    INCOME FROM OPERATIONS                                    2,225               1,932

    OTHER INCOME (EXPENSE):
        Interest income                                          11                   5
        Litigation settlement, net of costs                     250                   -
        Interest expense                                        (40)                (45)
        Foreign currency exchange gain                            6                   -
        Equity in net loss of joint venture                     (10)                (14)
                                                     --------------       -------------

    INCOME BEFORE INCOME TAXES                                2,442               1,878

    PROVISION FOR INCOME TAXES                                  864                 677
                                                     --------------       -------------
    NET INCOME                                         $      1,578         $     1,201
                                                     ==============       =============


    BASIC EARNINGS PER SHARE                                   0.14                0.11
                                                     ==============       =============


    DILUTED EARNINGS PER SHARE                                 0.14                0.11
                                                     ==============       =============


    SHARES - BASIC                                           10,933              10,656

    SHARES - DILUTED                                         11,353              11,050